Exhibit 99.1

Contact: Haris Tajyar Investor Relations International 818-382-9702 htajyar@irintl.com

Press Release

INSMED RECEIVES NASDAQ DEFICIENCY NOTICE RELATING TO MINIMUM BID PRICE

RICHMOND, Va., June 19, 2007 — Insmed Incorporated (NASDAQ: INSM) announced today that on June 18, 2007 it received a NASDAQ Staff Deficiency Letter from The NASDAQ Stock Market. The NASDAQ Letter states that for the last 30 consecutive business days, the closing bid price per share for the Company’s common stock has been below the $1.00 minimum per share requirement for continued inclusion under NASDAQ Marketplace Rule 4450(a)(5).

In accordance with NASDAQ Marketplace Rule 4450(e)(2), Insmed will be provided 180 calendar days, or until December 17, 2007, to regain compliance by maintaining a closing bid price per share of $1.00 or higher for a minimum of 10 consecutive business days. If Insmed is unsuccessful in meeting the minimum bid requirement during this initial compliance period the Company may transfer the listing of its shares of common stock to The NASDAQ Capital Market and receive an additional 180 day compliance period if the Company meets all initial listing criteria, except for the minimum bid requirement, for that market as set forth in Marketplace Rule 4310(c). If Insmed does not demonstrate compliance within the required period the Company will be issued a delisting letter, which may be appealed at that time. The NASDAQ Letter received on June 18, 2007 has no effect on the listing of the Company’s common stock at this time. The Company will seek to regain compliance within this cure period and is considering alternatives to address compliance with the continued listing standards of The NASDAQ Stock Market.

About Insmed

Insmed is a biopharmaceutical company focused on the development and approval of drugs for the treatment of metabolic diseases with unmet medical needs. For more information, please visit www.insmed.com.

Forward Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the Company may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than the Company, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. The

Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.